Exhibit 10.5

Form of Retention Bonus Agreement (Executive Officers)

Aleris Corporation

25825 Science Park Drive, Suite 400

Cleveland, Ohio 44122-7392

November 13, 2017

Dear                     :

As you know, your award agreement concerning the proposed transaction between Aleris Corporation (the “Company”) and Zhongwang USA LLC (the “Transaction Bonus Agreement”) has expired by its terms.

We remain committed to our growth strategy and developing the capabilities required to meet the future demands of our industry and our customers. In recognition of the contributions you are making to the success of the Company, we are pleased to provide you with the opportunity to receive a retention bonus (the “Retention Bonus”), conditioned on your continued employment with the Company through each Vesting Date (as defined and described below) and subject to all of the terms and conditions of this letter agreement (the “Retention Agreement”).

Key Terms of the Agreement

A)	The amount of your Retention Bonus is $ , payable as provided below.

B)	Your entitlement to the Retention Bonus is conditioned on and subject to your continued employment with the Company through the applicable Vesting Dates (as defined below).

C)	The Retention Bonus, if any, will be in addition to (and will not be in lieu of) any annual bonus or other incentive compensation amounts you may otherwise be entitled to receive from the Company.

D)	Subject to the provisions of items (E) and (F) below, the Retention Bonus will be paid in two (2) installments whereby (i) 50% of your Retention Bonus will be paid in a lump sum in cash as soon as practicable following your execution of the Retention Agreement (such date, the “First Vesting Date”) and (ii) the remaining 50% of your Retention Bonus will be paid in a lump sum in cash as soon as practicable following December 31, 2018 (such date, the “Second Vesting Date”) and in no event later than January 30, 2019. All payments will be subject to reduction for all applicable withholding taxes, if any.

E)	Except as set forth in item (F), you must be continuously employed by the Company (or any successor to the Company) or its affiliate from the date of this Retention Agreement until the First Vesting Date or Second Vesting Date to be entitled to receive the applicable portion of the Retention Bonus.

F)

If, prior to a Vesting Date, your employment is terminated for any reason other than (i) the Company terminating your employment without Cause, (ii) you terminating your employment for Good Reason, or (iii) due to your death, all rights to receive any portion of the Retention Bonus you have not already received will be forfeited and cancelled effective as of the date of such termination.. In the event your employment is terminated following the First Vesting Date but

November 13, 2017

prior to the Second Vesting Date by the Company, or its successor, without Cause, by you for Good Reason or due to your death, you will receive that portion of the Retention Bonus not previously paid to you in a lump sum in cash within thirty (30) days of your termination of employment.

G)	The right to a Retention Bonus is personal to you and you may not transfer it to anyone else.

H)	The Retention Bonus is intended to be exempt from or comply with Section 409A of the Code, to the extent applicable, and will be construed and administered consistent with that intention.

I)	For purposes of this Retention Agreement, the capitalized terms used herein shall have the following meanings:

•	“Cause” shall have the meaning ascribed to such term in the Company’s 2010 Equity Incentive Plan, as amended.

•	“Good Reason” means the occurrence of any of the following, without your prior written consent: (i) a material reduction in your annual base salary or annual bonus opportunity; (ii) a material diminution in your position, duties, responsibilities or reporting relationships; (iii) a material breach by the Company or its successor of any material economic obligation under this Retention Agreement or, if you are a party to an employment agreement, your employment agreement; or (iv) a change of your principal place of employment to a location more than seventy-five (75) miles from such principal place of employment as of the date of this Retention Agreement; provided that Good Reason shall not exist unless (x) you first provide written notice to the Company indicating in reasonable detail the events or circumstances believed by you to constitute Good Reason within thirty (30) days of the occurrence of such events or circumstances (or, in the case of clause (ii), within thirty (30) days of your actual or constructive knowledge of such events or circumstances), (y) the Company shall have failed to cure such events and circumstances within thirty days after such notice is given, and (z) the Executive terminates his employment on at least ten (10) days’ notice within seventy (70) days of the occurrence of such events or circumstances (or, in the case of clause (ii), within seventy (70) days of your actual or constructive knowledge thereof).

•	“Vesting Date” means each of the First Vesting Date and the Second Vesting Date.

As a condition to your entering into this Retention Agreement, you agree and acknowledge that upon the effective date of this Retention Agreement, the Transaction Bonus Agreement is null and void ab initio, and of no further force and effect.

The obligations in this Retention Agreement shall be an unfunded and unsecured promise to pay and your rights hereunder shall be those of a general unsecured creditor of the Company. Nothing in this Retention Agreement is intended to suggest any guaranteed period of continued employment and your employment will at all times continue to be terminable by you or the Company. This Retention Agreement will be binding on any successor to the Company. This Retention Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

This Retention Agreement and the amount of your Retention Bonus eligibility are confidential and shall not be discussed with anyone including co-workers (other than those designated by Company management) and the Company’s advisors; provided, however, you may share this Retention

November 13, 2017

Agreement and/or discuss it with your spouse, tax advisors, and legal counsel. We are relying on your professionalism in observing this request. In the event that the Company makes a determination prior to a Vesting Date that you have violated this confidentiality condition, the Company may, in its sole discretion, terminate any then unpaid portion of the Retention Bonus that you may have otherwise been entitled to receive under this Retention Agreement and may take other action, including termination of your employment.

We thank you for your past contributions and look forward to your continued impact on the success of the Company. Please acknowledge your acceptance of the terms of this Retention Agreement and return it to me as soon as possible but no later than November 17, 2017.

This Retention Agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Sincerely, ALERIS CORPORATION

By:

Acknowledged and Agreed:

Date: